Exhibit 99.1

Interleukin Genetics Expands its Board of Directors

Mary Chowning, Glenn Armstrong, Ph.D., and CEO Lewis Bender added to the Board

Waltham, MA — July 28, 2008 — Interleukin Genetics, Inc., (AMEX:ILI), today announced that it has expanded its Board of Directors from five to seven and approved related corporate governance amendments, including the amendment of its bylaws.  In connection with the changes, Interleukin Genetics was able to add three new directors to the Board, Mary E. Chowning, Glenn S. Armstrong, Ph.D., and Chief Executive Officer Lewis H. Bender.  Ms. Chowning and Mr. Bender join the Board as Common Stock directors and Dr. Armstrong joins the Board as a Series A Preferred Stock director. Dianne Bennett, a current Series A Preferred Stock director, resigned effective with the new appointments.  Ms. Chowning has also agreed to serve as the Chairperson of the Audit Committee of the Board.

Mary E. Chowning served as Vice President, Chief Financial Officer and Secretary of X-Rite Inc., from July 28, 2003 to July 5, 2006.  Ms. Chowning served as an Executive Vice President, Chief Financial Officer and Secretary of X-Rite Inc., from July 5, 2006 to March 3, 2008 and also served as its Principal Accounting Officer from July 28, 2003 to March 3, 2008. Prior to X-Rite, she co-founded the Wind River group of companies and served as its Managing Member, as well as its Chief Financial Officer for four years.  Ms. Chowning began her career with Arthur Andersen LLP and spent 14 years in Public Accounting where she served in various positions of increasing responsibility with public and private clients in manufacturing, consumer products, technology and various service industries. She was made a Partner in the firm in 1996. Ms. Chowning is currently a member of the Board of Directors of Fincor Holdings, Inc., a privately held medical malpractice insurance and consulting company. Ms. Chowning is a graduate of the University of California where she holds a Bachelor of Arts in Economics. She is a Certified Public Accountant in California and a member of the American Institute of Certified Public Accountants.

“Mary’s strong financial background, as well as her public company and corporate governance experience, will be assets to our Board and, in particular, our Audit Committee,” commented James Weaver, Chairman of Interleukin Genetics.

Glenn S. Armstrong, Ph.D., is Vice President of Corporate/Business Innovations for Alticor Inc. and leads Alticor’s Growth Through Innovation initiative.  He joined Alticor in July 2007 from the Wm. Wrigley Jr. Company, where he was Senior Director and lead scientist of the company’s New Ventures Group & Mergers and Acquisitions.  Dr. Armstrong is the former founder and president of Armstrong Sargent Group, Inc., a marketing, research and development, and technology assessment consulting firm.  He also held marketing, innovation and product development, and science research positions with Whirlpool Corp., Quaker Oats Company, and General Mills, Inc.  Dr. Armstrong earned a Bachelor of Science degree in botany from Eastern Illinois University in Charleston, Illinois.  He received a Master of Science degree in food science, and a Ph.D. in food science from Purdue University in West Lafayette, Indiana.  He also studied with a research team as a research chemist at Massachusetts Institute of Technology.

Chairman Weaver remarked on the appointment of Dr. Armstrong, “Glenn has been spearheading innovation efforts in various capacities for years in leading multinational consumer products companies.  We are excited to leverage his rich experience in growing Interleukin Genetics’ business.”

The corporate governance amendments were the final step in the process of adding Lewis Bender, Chief Executive Officer of Interleukin Genetics, to its Board of Directors.  “We had contemplated that Lew would join the Board when he joined Interleukin Genetics as CEO and we are pleased that the process is now complete,” said Weaver.

About Interleukin Genetics

Interleukin Genetics, Inc. (AMEX:ILI) is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market. Focused on the future of health and medicine, Interleukin Genetics uses its leading

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genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products. Interleukin Genetics has developed and commercialized genetic tests for risk assessment of coronary artery disease, periodontal disease, and general nutrition. The Company currently offers an array of Nutraceuticals and OTCeuticals®, including Ginkoba®, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers. Interleukin Genetics is headquartered in Waltham, MA. For more information about Interleukin Genetics and its ongoing programs, please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, and those risks and uncertainties described in our annual report, quarterly reports, and other documents filed with, or furnished to, the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

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